Exhibit 99.1

Contacts:	Carl M. Mills QuickLogic Corporation Chief Financial Officer (408) 990-4000 cmills@quicklogic.com	Ann McMichael QuickLogic Corporation IR Manager (416) 497-8884 amcmichael@quicklogic.com

For Immediate Release

QUICKLOGIC ANNOUNCES FIRST QUARTER RESULTS — REVENUE INCREASES 10% YEAR-ON-YEAR

SUNNYVALE, Calif.—April 21, 2004 —QuickLogic Corporation (Nasdaq: QUIK), the inventor and pioneer of Embedded Standard Products (ESPs), today announced its financial results for the first quarter ended March 31, 2004.

Net revenue for the first quarter of 2004 was $10.4 million, up 10% from net revenue of $9.4 million in the first quarter of 2003 and down 4% sequentially from net revenue of $10.8 million in the fourth quarter of 2003.  Advanced ESP products and ESP products were 20% and 29% of net revenue, respectively, in the first quarter of 2004.  The net loss for the first quarter of 2004 was $1.4 million, or $0.06 per share, compared to a net loss of $1.6 million, or $0.07 per share, in the first quarter of 2003, and compared to a net loss of $2.4 million, or $0.10 per share, in the fourth quarter of 2003.

 “While our revenue increased 10% year-on-year, our sequential revenue declined since orders from a few large customers did not materialize in the quarter. We are, however, pleased with gross margin of 56% in the first quarter,” said Tom Hart, Chairman, President and CEO. “We also released four new products in our Eclipse II family — the QL8350, QL8250, QL8050 and QL8025 — to production in the first quarter of 2004.  Our Eclipse II products are the lowest power, most secure FPGAs available in the market today, and these products are being well received by our current and new customers.  Customer designs using the QuickMIPS family of products are also progressing well.  These developments should provide us with good momentum as the year progresses.”

Conference Call

Our conference call is being webcast by CCBN and can be accessed via QuickLogic’s website at www.quicklogic.com. For access to the conference call, please call 1-800-901-5226 or 1-617-786-4513 (international) by 2:20 p.m. Pacific Time on April 21, 2004. You will need to reference the pass code: 76664861.  A recording of the call will be available starting one hour after the completion of the call. To access the recording, please call 1-888-286-8010 or 1-617-801-6888 (international). You will need to reference the pass code: 49199232. Both the webcast and the call recording will be archived until May 6th, 2004.

About QuickLogic

QuickLogic Corporation (Nasdaq:QUIK) invented and pioneered the Embedded Standard Product architecture, an innovation that delivers the guaranteed performance and lower cost of standard semiconductor products with the flexibility and time-to-market benefits of programmable logic. QuickLogic’s patented ViaLink® metal-to-metal interconnect technology is the foundation of the company’s ESP and FPGA product families. Our ViaLink-based products provide customers with the unique combination of high performance and design security at very low power. Founded in 1988, the company is located at 1277 Orleans Drive, Sunnyvale, CA 94089-1138. For more information on the company and its products, please call QuickLogic at 408-990-4000 or visit the QuickLogic web site at www.quicklogic.com.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made by our CEO relating to our new products and the market acceptance of our products. Actual results could differ materially from any such forward-looking statements.  Factors that could cause actual results to differ materially include our ability to introduce new products based on advanced wafer technology on a timely basis, delays in the acceptance of the company’s ESPs or new products, level of customer design activity, intense competition including the introduction of new products by competitors, our ability to hire and retain qualified personnel, unforeseen changes in product demand or supply, and general economic conditions.  These factors and others are described in more detail in the Company’s public reports filed with the Securities and Exchange Commission, including the risks discussed in the “Risk Factors” section in the Company’s Annual Report on Form 10-K and in the Company’s prior press releases.

ViaLink, pASIC, QuickPCI, QuickRAM, QuickWorks, DeskFAB and the QuickLogic name and logo are registered trademarks and Eclipse, QuickMIPS, QuickTools, QuickSD, QuickFC, WebASIC, and WebESP are trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such.

Note to Editors: Financial Tables Follow

QUICKLOGIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003

Revenue	$10,368	$10,794	$9,401
Cost of revenue	4,555	6,028	4,537
Gross profit	5,813	4,766	4,864

Operating expenses:
Research and development	3,248	3,040	2,328
Selling, general and administrative	3,909	4,021	4,135
Total operating expenses	7,157	7,061	6,463

Loss from operations	(1,344)	(2,295)	(1,599)

Interest expense	(68)	(29)	(61)
Interest income and other, net	44	(28)	26

Net loss	$(1,368)	$(2,352)	$(1,634)

Net loss per share:
Basic and diluted	$(0.06)	$(0.10)	$(0.07)

Shares used in per share calculation:
Basic and diluted	24,846	24,601	23,745

QUICKLOGIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2004	December 31, 2003 (1)
ASSETS
Current assets:
Cash and cash equivalents	$25,071	$26,443
Short term investment in Tower Semiconductor Ltd.	6,244	—
Accounts receivable, net	4,427	3,924
Inventory	6,008	5,255
Other current assets	1,522	1,727

Total current assets	43,272	37,349

Property and equipment, net	9,592	9,070
Investment in Tower Semiconductor Ltd.	3,141	5,697
Other assets	6,211	6,247

TOTAL ASSETS	$62,216	$58,363

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$3,624	$3,555
Accrued liabilities	1,979	1,940
Deferred income on shipments to distributors	1,739	1,305
Current portion of long-term obligations	5,625	4,972

Total current liabilities	12,967	11,772

Long-term obligations	2,955	2,723

Total liabilities	15,922	14,495

Stockholders’ equity:
Common stock at par	25	25
Additional paid-in capital	153,688	153,582
Accumulated other comprehensive income	4,814	1,126
Accumulated deficit	(112,233)	(110,865)

Total stockholders’ equity	46,294	43,868

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$62,216	$58,363

(1)   Derived from the December 31, 2003 audited balance sheet included in the 2003 Annual Report on Form 10-K of QuickLogic Corporation.

QUICKLOGIC CORPORATION
SUPPLEMENTAL DATA
(Unaudited)

	Percent of Total Revenue			Change in Revenue
	Q1 2004	Q4 2003	Q1 2003	Q4 2003 to Q1 2004	Q1 2003 to Q1 2004
COMPOSITION OF REVENUE:

Revenue by product (1):
Mature products	51%	49%	53%	0%	5%
Embedded standard products	29%	38%	42%	(27)%	(24)%
Advanced embedded standard products	20%	13%	5%	49%	375%

Revenue by geography:
North America	55%	55%	52%	(5)%	16%
Japan	24%	17%	12%	35%	123%
Europe	17%	15%	16%	8%	21%
Rest of world	4%	13%	20%	(67)%	(77)%

Revenue by end-customer segment:
Computing	7%	18%	27%	(63)%	(71)%
Instrumentation and test	49%	38%	32%	21%	68%
Datacom and telecom	25%	26%	22%	(5)%	27%
Graphics and imaging	7%	8%	6%	(12)%	21%
Military and aerospace systems	12%	10%	13%	16%	1%

(1)          Mature products include pASIC1 pASIC2 and pASIC3 product families.  Embedded standard products include the QuickRAM, QuickPCI, QuickDSP and V3 product families. Advanced embedded standard products include our Eclipse, Eclipse II and QuickMIPS product families, certain QuickPCI devices as well as programming hardware and software.